Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Michele Howard

770-441-2051

IMMUCOR ANNOUNCES FISCAL FIRST QUARTER RESULTS

NORCROSS, Ga., October 1, 2009 – Immucor, Inc. (NASDAQ: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2010 first quarter ended August 31, 2009.

Financial Highlights

•	Revenue for the fiscal first quarter of 2010 was $83.1 million, up 14% from $73.2 million in the prior year quarter.

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Gross margin was 71.9% in the quarter, compared with 73.0% in the prior year quarter. Current quarter gross margin included expenses of approximately $2.3 million related to the Quality Process Improvement Project.

•	Net income in the quarter was $21.3 million, compared with $20.0 million for the same quarter last year.

•

Diluted earnings per share totaled $0.30 in the quarter, compared with $0.28 for the same period last year. The current year quarter included the impact from the Quality Process Improvement Project of approximately $0.02 per diluted share, net of tax.

•	Cash flow from operations for the quarter ended August 31, 2009 was $24.5 million, compared with $21.6 million in the prior year.

•	The current year included a full quarter of results for BioArray Solutions, which was acquired on August 4, 2008.

“Despite the economy, we continue to generate revenue, earnings and cash flow growth due to the needs-based aspect of our business and our focus on automation that improves blood bank operations,” stated Dr. Gioacchino De Chirico, Immucor’s President and Chief Executive Officer.

Selected Product Revenue and Gross Margin

	($ amounts in thousands)
	Fiscal Q1 2010		Fiscal Q1 2009		Revenue Growth
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$54,719	76.1%	$49,272	78.7%	$5,447	11%
Capture reagents	18,303	83.3%	15,174	86.7%	3,129	21%
Instruments	9,292	32.0%	8,579	17.4%	713	8%

Consolidated revenue was $83.1 million in the current year quarter, an increase of approximately $9.9 million, or 14%, over the first quarter of fiscal 2009. Revenue in the quarter benefited from both price and volume contributions. Revenue in the quarter, as compared with the first quarter of fiscal 2009, was negatively impacted by approximately $1.7 million due to fluctuations in foreign currency exchange rates.

Consolidated gross margin was $59.7 million, or 71.9% of revenue, in the current year quarter compared with $53.4 million, or 73.0% of revenue, in the prior year quarter. During the current year quarter, gross margin was negatively impacted by the costs related to the Company’s Quality Process Improvement Project. The Project’s goal is to establish a world-class quality system while simultaneously addressing the deficiencies noted by the Food and Drug Administration in its June 2009 administrative action.

“We are making good progress on our Quality Process Improvement Project and continue to believe that our efforts will result in a world-class quality system,” stated Dr. De Chirico. “We remain on track for the project to be completed by the end of our third quarter of fiscal 2010.”

Operating Expenses

Operating expenses for the first fiscal quarter of 2010 increased by approximately $3.5 million, or 16%, over the prior year quarter primarily attributable to the BioArray acquisition.

Summary of Instrument Orders

Instrument	Q1 2010 Orders			Cumulative Orders (3)
	N.A. (1)	ROW (2)	Total
Echo	23	17	40	643
Galileo	0	14	14	651

(1)	N.A. – North America (the U.S. and Canada)
(2)	ROW – all parts of the world other than the U.S. and Canada
(3)	Cumulative Orders – total orders received since the launch of the instrument

Of the cumulative orders since the instruments’ launch, approximately 430 Echo orders and 614 Galileo orders were generating reagent revenue at their expected annualized run rate as of August 31, 2009, an increase of 70 Echo instruments and 18 Galileo instruments in the fiscal first quarter.

“We have seen a lengthening of sales cycles for the Echo in fiscal 2010 and now believe that we will generate 280 to 320 Echo orders compared with our previous expectations of 320 to 350 orders in fiscal 2010,” stated Dr. De Chirico. “We have strong Echo pipelines and continue to believe in the opportunity for Echo, which is targeted at small- to medium-sized hospitals, due to the need for automation in that market segment, particularly in the U.S.”

“For Galileo, our high volume instrument, we continue to expect to generate 50 to 70 orders in fiscal 2010, with orders in the U.S. and Canada being lower until the introduction of our next generation automated instrument, the Galileo Neo™,” stated Dr. De Chirico. “We continue to expect to launch the Neo in the first calendar quarter of 2010.”

Fiscal 2010 Financial Guidance

The Company continues to expect fiscal 2010 consolidated revenue in the range of $322 million to $332 million and consolidated gross margins in the range of 70.0% to 71.5%. The Company’s Quality Process Improvement Project is included in cost of goods sold. The Company continues to expect expenses related to the project in fiscal 2010 to be in the range of $4.0 million to $4.5 million.

The Company continues to expect diluted earnings per share to be in the range of $1.10 to $1.17 for fiscal 2010, which includes the approximately $0.04 per share impact, net of tax, related to the Quality Process Improvement Project. The Company’s fiscal 2010 guidance also includes a full year of BioArray expenses. BioArray was acquired on August 4, 2008.

Share Repurchase

The Company also announced today that it repurchased approximately 350,000 shares of its stock during the first fiscal quarter of 2010 for a total of approximately $6.0 million. During August 2009, the Company announced an increase of 2 million shares to its stock repurchase program. The total authorization remaining under the stock repurchase program is approximately 2.5 million shares as of August 31, 2009.

Conference Call

Immucor, Inc. will host a conference call Friday, October 2, 2009 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the “About Us – Investor Information” section by selecting the webcast link. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor’s website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on October 2, 2009 by calling 1-866-403-7112 (Passcode: 2583).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are “forward-looking statements” as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2010 revenue projections, gross margin projections, fully diluted earnings per share projections; Quality Process Improvement Project projections, including projected expenses and completion date; and instrument order projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: the outcome and costs associated with the Company’s Quality Process Improvement Project; the outcome of the administrative action (“notice of intent to revoke our biological license”) received from the Food and Drug Administration (“FDA”); customer reaction to the FDA action and the subsequent impact on the business; lower than expected demand for the Company’s instruments; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the inability of customers to efficiently integrate the Company’s instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; product development obstacles including obstacles related to the development of the Galileo Neo as well as the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of the molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese, French and United Kingdom subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigations by the Department of Justice and the Federal Trade Commission, and the related customer and shareholder lawsuits; the Company’s inability to protect its intellectual property or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company’s Risk Factor disclosures in its Form 10-Q for the quarter ended August 31, 2009 and its Form 10-K for the year ended May 31, 2009. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands except per share data)

	Three Months Ended
	August 31, 2009	August 31, 2008
NET SALES	$83,071	$73,176

COST OF SALES	23,382	19,751

GROSS PROFIT	59,689	53,425

OPERATING EXPENSES
Research and development	3,823	1,880
Selling and marketing	9,464	9,469
Distribution	3,506	3,468
General and administrative	8,487	7,458
Amortization expense and other	1,067	525

Total operating expenses	26,347	22,800

INCOME FROM OPERATIONS	33,342	30,625

NON-OPERATING INCOME (EXPENSE)
Interest income	190	794
Interest expense	(5)	(127)
Other, net	30	(420)

Total non-operating income (expense)	215	247

INCOME BEFORE INCOME TAXES	33,557	30,872
PROVISION FOR INCOME TAXES	12,224	10,916

NET INCOME	$21,333	$19,956

Earnings per share:
Per common share – basic	$0.30	$0.28

Per common share – diluted	$0.30	$0.28

Weighted average shares outstanding:
Basic	70,397	70,268

Diluted	70,883	71,210

IMMUCOR, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS

(Unaudited, in thousands)

	August 31, 2009	May 31, 2009
Cash	$152,489	$136,461
Accounts receivable—trade	56,915	57,017
Inventory	41,450	38,256
Total current assets	264,600	244,850
Property and equipment—net	46,587	43,461
Total assets	473,332	451,340

Accounts payable	11,405	9,344
Deferred revenue, current portion	11,305	11,222
Total current liabilities	57,539	52,288
Deferred revenue, long-term portion	9,714	10,871
Other liabilities	3,581	3,603
Shareholders’ equity	402,498	384,578

IMMUCOR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Quarters Ended
	August 31, 2009	August 31, 2008
OPERATING ACTIVITIES:
Net income	$21,333	$19,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,927	2,867
Share-based compensation expense	1,351	1,193
Deferred income taxes	107	—
Excess tax benefit from share-based compensation	(167)	(2,957)
Other	73	362
Changes in operating assets and liabilities, net of effects from acquired companies	(2,097)	139

Cash provided by operating activities	24,527	21,560

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,552)	(1,839)
Acquisition of businesses, net of cash acquired	—	(108,230)

Cash used in investing activities	(3,552)	(110,069)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	—	(249)
Repurchase of common stock	(6,185)	(961)
Proceeds from exercise of stock options	—	2,268
Excess tax benefit from share-based compensation	167	2,957

Cash (used in) provided by financing activities	(6,018)	4,015

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1,071	(1,442)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,028	(85,936)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,461	175,056

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$152,489	$89,120

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